EXHIBIT 99.1

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com
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         Howard Greene or Amy Trotta, Greene Inc., 516-825-0400,
         greenepr@aol.com;
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FOR IMMEDIATE RELEASE


           ROBERT DeMEULEMEESTER NAMED EXECUTIVE VICE PRESIDENT, CHIEF
            FINANCIAL OFFICER AND TREASURER OF BIGSTRING CORPORATION

         RED BANK, NJ - BigString Corporation (OTC: BB-BSGC) announced today that Robert DeMeulemeester has been named the corporation's new Executive Vice President, Chief Financial Officer and Treasurer. "As we continue to grow and expand our operations, Bob's experience, talent and skill will allow him to contribute immediately to such growth and expansion, as he will serve a significant role in our financial reporting, operations and business strategy," said Darin Myman, President and CEO of BigString. Mr. DeMeulemeester replaces Todd Ross who will remain on the corporation's board of directors.

         Prior to joining BigString, Mr. DeMeulemeester served as managing director and treasurer of Securities Industry Automation Corporation (SIAC), a New York based provider of automated information and communication systems that supports the NYSE Group, the American Stock Exchange and related affiliates. Prior to serving as managing director and treasurer of SIAC, Mr. DeMeulemeester served as managing director, CFO and controller of Sector, Inc., a New York based provider of connectivity solutions, managed services and market data content for the financial services industry. Mr. DeMeulemeester also brings with him experience from his previous employment at Honeywell International Inc., located in Teterboro, NJ, Pacific Bell, located in San Francisco, CA, and Accenture, located in New York, NY.

         "A driving factor behind my decision to accept the positions of Executive Vice President, Chief Financial Officer and Treasurer of BigString Corporation is the tremendous level of enthusiasm and energy at BigString and the potential for its products," said Mr. DeMeulemeester. "I look forward to contributing towards the future successes of the corporation."

         Mr. DeMeulemeester earned his MBA at Columbia University School of Business and his BS, magna cum laude, at Lehigh University.

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable and self-destructing emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming that can be controlled by the Internet audience.


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         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.


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